EXHIBIT 10.6

MICROSEMI CASH BONUS PLAN

SECTION 1

PURPOSE OF THE PLAN

The Microsemi Cash Bonus Plan (“Plan”) is intended to increase stockholder value and the success of Microsemi Corporation (“Company”) by motivating Plan Participants to perform to the best of their abilities and to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing Plan Participants with incentive Awards based on the achievement of goals relating to the performance of the Company and individualized goals relating to the Plan Participant’s performance. Another purpose of the Plan is to foster the Company’s retention of Plan Participants as employees.

SECTION 2

SUBPLANS; PARTICIPANTS

Insofar as the Committee will be responsible for establishing performance goals and conditions under this Plan for each Performance Period for each employee of the Company and its subsidiaries, and because different goals and conditions may be appropriate for different groups of employees for purposes of the Plan, the Committee shall annually establish one or more subplans, each together with this Plan constituting, effective on its own effective date, a separate cash compensation plan (each a “Subplan” or collectively “Subplans”). Except as the Committee may by rule or specifically provide otherwise, each Plan Participant shall participate in only one Subplan during a Performance Period, and each Subplan during a Performance Period shall have different Plan Participants. For each Subplan, the Committee shall select or define the criteria to select the Plan Participants from among persons who are actively employed by the Company during the Performance Period. Participation in the Plan or a Subplan during one Performance Period does not guarantee a Plan Participant the ability to participate in the Plan or the Subplan in any future Performance Periods.

SECTION 3

THE BONUS POOL

3.1    Conditions to the Company’s Obligation to Fund the Bonus Pool. The Company shall not have any obligation in any event whatsoever to fund the Bonus Pool unless all of the following conditions shall have been satisfied: (i) the Company shall have attained its Operating Margin Minimum for the Performance Period; and (ii) the Company shall have satisfied any such additional conditions as the Committee may in its discretion impose upon Bonus Pool funding in respect to this Plan or a Subplan.

3.2    Bonus Pool Formulae and Calculations. The amount of the Bonus Pool of each Subplan shall be determined by the Committee in its sole and absolute discretion after the end of each Performance Period. The Committee’s determination shall be final and binding.

Effective: March 29, 2007	Last Update: 03/29/2007
Cash Bonus Plan

3.3    Committee Determinations Binding. The determination of whether the Company’s relevant Reported Non-GAAP Financial Measures or other measures of performance shall have satisfied the conditions to funding a Bonus Pool shall be made by the Committee in each instance in its sole discretion. The Committee shall base its determinations upon its own good faith interpretations insofar as applicable and shall be entitled also to rely upon any advice of professionals, experts, officers and other sources of information of its choice believed reliable. The Committee’s determinations shall always be final and binding on all Plan Participants.

3.4    Adjustments for Acquisitions or Changes in Fiscal Year. If the Company makes any Acquisition or if any change of the Company’s fiscal year (“Change”) occurs during a Performance Period, the Committee may, in its sole and absolute discretion, determine whether (i) to adjust the Performance Goals and financial measures described in the Subplans under this Plan to take into account the effects of Acquisitions or Changes on the Operating Income or the Operating Margin or any other relevant factor, (ii) to substitute different terms as the Committee deems appropriate in its sole and absolute discretion, or (iii) to make no changes.

SECTION 4

DETERMINATION OF AWARDS

4.1    Performance Evaluations. All Plan Participants shall be subject to individual Performance Evaluations.

4.2    Award Amounts. A Plan Participant’s Award shall take into account, among other things, (a) the amount of the Bonus Pool of the relevant Subplan, taking into account and subject to all limitations and conditions of this Plan and the Subplan, and (b) the Plan Participant’s Performance Evaluation. All limitations and conditions to funding of the Bonus Pool of any Subplan will also directly and similarly affect the Awards of all Plan Participants in the Subplan. Also as provided more specifically in each Subplan, based on a Plan Participant’s Performance Evaluation, the Committee may make or ratify and approve an adjustment affecting a Plan Participant’s Award upward or downward by a factor in the range of from zero (0) to two (2) times. Under no circumstances will the sum of all Awards for a Subplan in any Performance Period exceed the Bonus Pool for that Subplan in that Performance Period, and therefore when some Plan Participants receive adjustments increasing their Awards, the other Plan Participants must receive less unless the Bonus Pool were to increase.

4.3    Changes in Control. Upon a Change in Control, Awards shall vest and become payable immediately prior to the Change in Control, all on terms the Committee may deem appropriate for the purpose of providing an Award for the partial Performance Period ending on the day before the Change in Control, on such terms and subject to such provisions as deemed appropriate by the Committee in its sole and absolute discretion. In addition, all conditions to the Company’s obligation of funding the Bonus Pool shall be deemed satisfied upon a Change in Control. The requirement of a Plan Participant’s continuing service to the date of the Change in Control shall continue to be a condition to earning an Award, except as and to the extent the Committee may otherwise specifically determine. In all events, any Award that becomes payable under this Section 4.3 shall be paid not later than five (5) business days after the Change in Control.

Effective: March 29, 2007	Last Update: 03/29/2007
Cash Bonus Plan

4.4    Payment in the Event of Death or Disability. In the event a Plan Participant’s employment by the Company terminates after the Performance Period and before the date for payment of Awards in the normal course due to the Plan Participant’s death or permanent disability, the Plan Participant’s Award, if any, shall be paid in the normal course as provided in Section 5.2; provided, however the Committee may for humanitarian reasons determine in its sole discretion to agree with the Plan Participants or their future personal representatives, on terms the Committee deems appropriate in the particular instance, to pay or settle an Award before the normal date for Award payments. The Committee shall have sole and absolute discretion in any particular circumstance to pay an Award to a Plan Participant whose employment by the Company terminates during the Performance Period due to the Plan Participant’s death or permanent disability, provided that such payment shall be made within the time period prescribed in Section 5.2.

SECTION 5

PAYOUT OF AWARDS

5.1    Employment Requirement. A Plan Participant must be employed by the Company at the time the Awards are paid in the ordinary course under the relevant Subplan under this Plan in order to be entitled to receive payment of an Award, except as otherwise specifically provided in Section 4.4. The Committee may waive this employment condition in its sole and absolute discretion in any instance and from time to time.

5.2    Timing of Bonus Payouts. Awards will be paid to Plan Participants through normal payroll or otherwise as soon as reasonably practicable after the Reported Non-GAAP Financial Measures for the Performance Period shall have been publicly released, provided that, in no event shall an Award be paid later than 2.5 months following the end of the fiscal year in which the applicable Performance Period ends.

5.3    Withholding of Taxes. The Company will have the right to deduct from any Award any foreign, federal, state or local taxes required by law to be withheld.

Effective: March 29, 2007	Last Update: 03/29/2007
Cash Bonus Plan

SECTION 6

ADDITIONAL TERMS

6.1    Plan Administration. The Committee will have the authority to administer and interpret the Plan, and approve or determine the amounts to be distributed under the Plan as Awards. Any interpretation or construction of the Plan or approval or determination of Awards by the Committee will be final and binding on all Plan Participants and their personal representatives. No member of the Board or any of its affiliates, or any committee of the Board or any affiliate, will be liable for any action or determination made in good faith regarding the Plan or any Award.

6.2    No Right to Employment. The Plan does not give any Plan Participant any right to continued employment, or limit in any way the right of the Company or any affiliated company to terminate his or her employment at any time.

6.3    Amendment of the Plan. The Plan may be amended from time to time by the Committee, without the consent of any Plan Participant, other employee or past employee, for each of the following reasons or any combination thereof: (i) to the extent required to comply with applicable law; (ii) to make reasonable adjustments for any acquisition or sale of a business, merger, reorganization, or restructuring, change in accounting principles or their application, or special charges or extraordinary items, that materially affect the Company or any of its consolidated subsidiaries; or (iii) to make any changes that do not materially and adversely affect the Award payable to any eligible Plan Participant.

6.4    Governing Law. The validity, construction and interpretation of the Plan will be determined in accordance with the laws of the State of Delaware.

6.5    Construction. The Plan is intended to comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject any Plan Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of the Plan shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Plan Participant.

6.6    Effective Date. This Plan is adopted on and has an effective date of March 29, 2007. For each Subplan in each Performance Period, there shall also be an effective date upon which the Committee shall approve the Subplan.

SECTION 7

DEFINITIONS

7.1    “Acquisition” shall mean any acquisition by the Company that would materially change the Company’s Operating Income, operating margin, or Performance Goals as determined by the Committee in its sole discretion.

7.2    “Award” shall mean a cash Award made to a Plan Participant under the Plan.

7.3    “Board” shall mean the Board of Directors of the Company.

7.4    “Bonus Pool” shall mean the total amount of funds finally designated by the Committee for distribution under a Subplan of the Plan for a Performance Period.

Effective: March 29, 2007	Last Update: 03/29/2007
Cash Bonus Plan

7.5    “Change in Control” shall mean each occurrence of any of the following events in one or a series of transactions: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by all of the Company’s then outstanding voting securities; or (ii) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) a majority of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Company approving a plan of complete liquidation of the Company; or (iv) a consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

7.6    “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

7.7    “Committee” shall mean the Board or the Company’s Compensation Committee or any other committee appointed by the Board to administer the Plan.

7.8    “Company” shall mean Microsemi Corporation, a Delaware corporation, or any successors or assigns, and shall include all subsidiaries.

7.9    “Operating Income” shall mean the non-GAAP operating income of the Company for the Performance Period based on the Reported Non-GAAP Financial Measures.

7.10    “Operating Margin Minimum” shall mean the minimum Operating Margin (based on the Reported Non-GAAP Financial Measures) which is set by the Committee for the Performance Period for the Subplan. The Operating Margin Minimum must be achieved or exceeded in order for there to be any payout whatsoever of Awards under the Plan.

7.11    “Performance Evaluations” shall mean those Performance Evaluations referred to in Section 4.1 and further described in each Subplan.

7.12    “Performance Goals” shall be established by the Committee and set forth in each Subplan. These Performance Goals may include, but may not be limited to, goals for (i) net income (loss) (either before or after interest, taxes, depreciation and/or amortization), (ii) sales or revenue, (iii) acquisitions or strategic transactions, (iv) operating income (loss), (v) cash flow (including, without limitation, operating cash flow and free cash flow), (vi) return on capital, (vii) return on assets (including, without limitation, return on net assets), (viii) return on stockholders’ equity, (ix) economic value added, (x) stockholder returns, (xi) return on sales, (xii) gross or net profit margin, (xiii) productivity, (xiv) expenses, (xv) margins, (xvi) operating efficiency, (xvii) customer satisfaction, (xviii) working capital, (xix) earnings (loss) per share, (xx) price per share of equity securities, (xxi) market share and (xxii) number of customers, any of which may be measured either in absolute terms, on a GAAP or non-GAAP basis, as compared to any previous results or with respect to any incremental increase or decrease, or as compared to results of any peer group determined in the Committee’s sole discretion.

Effective: March 29, 2007	Last Update: 03/29/2007
Cash Bonus Plan

7.13    “Performance Period” shall mean the Company’s fiscal year (or other relevant period) as referred to in the respective Subplan.

7.14    “Plan Participant” shall mean an employee of the Company or a direct or indirect subsidiary who is selected by the Committee to participate in a Subplan of the Plan for a Performance Period.

7.15    “Reported Non-GAAP Financial Measures” shall mean the non-GAAP financial measures, as they may be amended from time to time, that the Company publicly releases and furnishes to the Securities and Exchange Commission most closely corresponding to the measures referred to in this Plan or a Subplan.

Effective: March 29, 2007	Last Update: 03/29/2007
Cash Bonus Plan